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                                                                    EXHIBIT 99.1


THE LOEWEN GROUP INC.                                                       NEWS

Media Contact: Mark Utting
Director of Communications
The Loewen Group Inc., Tel: (416) 498-2754
Email: mark.utting@loewengroup.com
Investor Contact: (800) 347-7010

                              FOR IMMEDIATE RELEASE

                  LOEWEN CONFIRMATION CLEARS WAY FOR LAUNCH OF
                                ALDERWOODS GROUP



December 4, 2001 - The Loewen Group Inc. announced today that the United States Bankruptcy Court for the District of Delaware has confirmed its Fourth Amended Plan of Reorganization. The confirmation order clears the way for the company to emerge as Alderwoods Group Inc. on January 2, 2002, subject to obtaining recognition of the order in Canada and the satisfaction of certain other conditions.

John S. Lacey, Chairman of Board, said: "This is a great day and a new beginning for the Alderwoods Group. We want to thank our board of directors, the various creditor groups and other stakeholders who have supported our reorganization plan. We also want to thank the management team and our employees. The last two and a half years have been tough for all of us, but through it all our people have remained focused and committed to the job at hand. Because of their efforts, Alderwoods will be well positioned to compete and succeed in the future."

Alderwoods Group will be based in the United States, and will derive about 90 percent of its revenue from its U.S. operations. It will be North America's second largest funeral services provider, with approximately 920 funeral homes and 275 cemeteries in the United States, Canada and the United Kingdom. Through its workforce of 10,000 dedicated professionals, it will pursue a strategy focused on providing excellent service to customer families, service that delivers an experience of total care and convenience.

Paul Houston, President and Chief Executive Officer, said: "Emergence on January 2nd will be like a late Christmas present for all of our hard-working employees. The launch of Alderwoods will give us a huge morale boost, and allow us to compete once again without the cloud of uncertainty that goes with a corporate reorganization. This boost, along with the many performance enhancement initiatives we've already implemented, will put us in great shape to go out there and create our new future."



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Upon emergence, the company will issue 40 million new common shares to creditors holding allowed claims under the Plan of Reorganization. The Alderwoods Group common shares (symbol: AWGI) will be listed on the NASDAQ exchange, with trading expected to begin on or shortly after the emergence date.

Alderwoods Group will be launched with a significantly stronger balance sheet. The company will have liquidity of approximately $100 million, comprising cash and a revolving credit facility. Shareholders' equity is expected to total close to $700 million, while debt outstanding will be $835 million.

Commenting on the Alderwoods Group name, Mr. Houston said: "We're delighted with our new name. It was selected based on very positive responses during consumer testing and after receiving input from a number of our employees. Consumers embraced the name, which is largely derived from the Alder tree, associating it with comfort, peacefulness and nature. It's a good name, particularly given the businesses that we're in and the essential role we play in serving and comforting our customer families during a very difficult time."

With confirmation of the Plan of Reorganization by the U.S. Bankruptcy Court, the company will now seek to obtain recognition of the confirmation order in Canada. Recognition in Canada is expected to be obtained at a hearing scheduled for December 7, 2001 by the Ontario Superior Court of Justice, which presides over the company's parallel bankruptcy proceedings under the Canadian Companies' Creditors Arrangement Act.

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Safe Harbor: Certain statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the status and progress of the company's reorganization, the plans and objectives of the company's management and the company's assumptions regarding such performance and plans, are forward-looking in nature. Factors that could cause actual results to differ from the forward-looking information contained in this release include, but are not limited to, uncertainty regarding arrangements relating to the company's reorganization, the resolution of issues relating to certain indebtedness of the company and other issues presented by the reorganization, uncertainty related to the company's ability to satisfy the conditions to the effective date set forth in the reorganization plan, general economic conditions, the company's ability to implement its business plan and the company's future competitive position.

Note to Photo Editors: To obtain an electronic version of the company's new name and logo please contact Mark Utting, Director of Communications, at (416) 498-2754.